Exhibit 3.4
CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
OPLINK COMMUNICATIONS, INC.
(A DELAWARE CORPORATION)
     Oplink Communications, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies that:
     1. The name of the Corporation is Oplink Communications, Inc. The Corporation was originally incorporated under the name Oplink Merger Corporation.
     2. The date of filing of the Corporation’s original Certificate of Incorporation was July 24, 2000.
     3. The Amended and Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Section 242 and Section 245 of the General Corporation Law of the State of Delaware by the Board of Directors of the Corporation.
     4. Pursuant to Section 242 of the DGCL, the text of the Amended and Restated Certificate of Incorporation is hereby amended to add the following paragraph to Article IV:
     “Effective at 5:00 p.m. Eastern Time on the date of filing of this Certificate of Amendment with the Delaware Secretary of State, every seven (7) outstanding shares of Common Stock of the Corporation will be combined into and automatically become one (1) outstanding share of Common Stock of the Corporation and the authorized shares of the Corporation shall remain as set forth in this Certificate of Incorporation. No fractional shares shall be issued in connection with the foregoing stock split. In lieu of any interest in a fractional share to which a stockholder would otherwise be entitled as a result of the foregoing split, the Corporation shall pay a cash amount to such stockholder equal to the fair value of such fractional share as of the effective date of the foregoing split.”
     IN WITNESS WHEREOF, the undersigned has signed this certificate this 9th day of November, 2005, and hereby affirms and acknowledges under penalty of perjury that the filing of this Certificate of Amendment is the act and deed of Oplink Communications, Inc.

OPLINK COMMUNICATIONS, INC.

By:	/s/ Bruce Horn

Print Name:	Bruce Horn
Title:	Chief Financial Officer